SECURITIES AND EXCHANGE COMMISSION

                   WASHINGTON, D.C.  20549

                         FORM 8-K

                      CURRENT REPORT




    Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934



Date of Report    November 25, 1996

                      EMC CORPORATION
  (Exact name of registrant as specified in its charter)


Massachusetts                      1-9853                   No. 04-2680009
(State or other jurisdiction       (Commission              (I.R.S.Employer
of incorporation)                  File Number)             Identification No.)



171 South Street, Hopkinton, MA                    01748
(Address of principal executive offices)           (zip code)



Registrant's telephone number, including area code:  (508) 435-1000

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Item 5.  Other Events

On November 25, 1996, the registrant announced that on January 1, 1997, it will be redeeming all of its outstanding 4 1/4% convertible subordinated notes due
2001. Currently, the aggregate principal amount of outstanding notes is $229,498,000. The registrant will pay the redemption price of 102.4286% per note, for notes not converted on or prior to January 1, 1997.
Accrued and unpaid interest will be paid on January 1, 1997 to noteholders of record on December 15, 1996.

The notes are convertible into shares of EMC Common
Stock at any time on or prior to the date fixed for redemption at a conversion price of $19.84 per share.
As long as the market price of the registrant's Common
Stock is greater that $19.84 per share, holders of notes will, upon conversion, receive Common Stock of the registrant having a market value greater than the amount of cash receivable upon redemption of the notes.
On November 22, 1996, the closing price of the registrant's
Common Stock was $29.75 per share.

Since January 1, 1997 is not a business day, payment of the redemption price together with accrued and unpaid interest or conversion of the notes may be made on January 2, 1997 with the same force and effect as if made on January 1, 1997; provided, however, in the case of payment, no interest shall accrue for the period from and after January 1, 1997.

On November 25, 1996, the registrant also announced that its Board of Directors has rescinded the company's
Common Stock repurchase program due to the Securities and Exchange Commission's issuance of Staff Accounting
Bulletin 96. In January 1996, the registrant's Board authorized the repurchase of up to 15 million shares of its Common Stock over a five-year period to be used primarily to meet the requirements of the company's employee stock plans. The program is being rescinded to avoid any potential issues regarding the pooling of interests merger accounting treatment the registrant has often used in its past acquisitions.

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                      SIGNATURES
     Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused
this report to be signed on its behalf by the
undersigned hereunto duly authorized.
                                       EMC CORPORATION
Date:  December 12, 1996                By:  /s/ Colin G. Patteson
                                             Colin G. Patteson
                                             Vice President, Chief
                                             Financial Officer and
                                             Treasurer